Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NKARTA, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Nkarta, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.
The Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 14, 2020, as amended by the certificate of amendment filed with the Secretary of State of the State of Delaware on June 7, 2023 (the “Certificate of Incorporation”) is hereby amended by deleting the first sentence of Article FOURTH thereof and inserting the following in lieu thereof:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 254,350,179 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 54,350,179 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

2.
The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 13th day of June, 2024.

NKARTA, INC.

By: /s/ Paul Hastings

Name: Paul Hastings

Office: President and CEO